                               TEAMING AGREEMENT


                                   BETWEEN


                 HEWLETT-PACKARD SINGAPORE (SALES) PTE LTD

                                    ("HP")


                                     AND


                           IMAGEWARE SOFTWARE INC.


                                  ("COMPANY")

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TABLE OF CONTENTS

SECTIONS OF THE AGREEMENT


1    Definitions

2    Scope of Agreement

3    Obligations of the Parties

4    Intellectual Property/Trademarks

5    Warranty

6    Confidentiality

7    Limitation of Liability

8    Term and Termination

9    Indemnity

10   Miscellaneous


Exhibits to the Agreement

Exhibit A      Work to be Provided by the Parties

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                              TEAMING AGREEMENT

This Teaming Agreement ("Agreement") is made as of this day of 30th April 30th 1999 ("the Effective Date") by and between HEWLETT-PACKARD SINGAPORE (SALES) PTE LTD, a company incorporated in the Republic of Singapore with offices at 450 Alexandra Road, Singapore 119960 ("HP") and IMAGEWARE SOFTWARE INC., a company incorporated under the laws of The United States Of America
with registered offices at                  10883 Thornmint Rd. San Diego, CA
92127 ("Company").


WHEREAS

A. The parties desire to jointly participate in the preparation of a proposal ("the Proposal") to be submitted to Singapore Police Force ("the Customer") in response to the Customer's Request for Proposal ("RFP") to implement the Criminal Photo Identification System Project - CPIDS ("the Project").

B. HP, in consultation with the Sub-Contractor, intends to submit a Proposal to the Customer. The Proposal will designate HP as the prime contractor and the Sub-Contractor as subcontractor for part of the products and services to be provided.

C. If the proposal is selected, HP will enter into an agreement ("Prime Contract") with the Customer to provide the products and services as set out in the Proposal, and HP will enter into a subcontract with the Company for the Company to provide products and services as contemplated in the jointly-prepared Proposal to Customer.


NOW IT IS HEREBY AGREED AS FOLLOWS:

1         DEFINITIONS

1.1       "PROPOSAL" means the parties' response to the Request.

1.2 "REQUEST" means the request for proposal or invitation to bid issued by Customer with respect to the Project.

1.3 "WORK" means the customized products and/or services detailed in Exhibit A to be offered to Customer in the Proposal.


2         SCOPE OF AGREEMENT

2.1 HP and Company shall cooperate in the preparation of a Proposal to be submitted by HP in response to the Request.

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2.2       Each party agrees to undertake the activities set forth in this
          Agreement and in Exhibit A. Unless otherwise agreed in writing, the parties intend for HP to be the prime contractor, and Company to be the subcontractor to HP in accord with Section 3.3, with respect to the Project. If the parties are selected based on the Proposal, HP will enter into an agreement with Customer ("Prime Contract") to provide the Work as set forth in the Proposal, and HP will enter into a subcontract with the Company for the company to provide products and services as contemplated in the jointly-prepared Proposal to Customer.

2.3 Neither of the parties shall enter into any other collaboration, teaming or similar arrangement with other individuals or entities to provide the same or similar Work with respect to the Project as are to be provided by the other. However, HP may enter into agreements with other individuals or entities to serve as a subcontractor to HP for products or services other than those to be provided by Company.


3         OBLIGATIONS OF THE PARTIES

3.1       GENERAL.

          3.1.1 The Work to be provided by each of the parties is described in general terms in Exhibit A.

          3.1.2 Each party shall appoint a representative to supervise and co-ordinate its performance of its obligations under this Agreement. The representative shall provide professional and prompt liaison with the other party and have the necessary expertise and authority to commit the appointing party.

          3.1.3 All contacts with Customer pertaining to the Request, Proposal and Prime Contract shall be co-ordinated through HP. Company agrees to promptly notify HP if it is directly contacted by Customer concerning the Request, Proposal, Prime Contract or any related matter.

          3.1.4 Unless otherwise agreed by the parties in writing, each party shall bear its own costs and expenditures incurred in connection with the preparation, submission and negotiation of the Proposal. Neither party shall be liable for the costs incurred or other obligations undertaken by the other party in connection with the Proposal or any such negotiation.

          3.1.5 Company will be available for consultation with HP during any negotiations with Customer. Company shall, upon HP's reasonable request, attend any negotiations or discussions between HP and Customer which pertain to the Proposal or Prime Contract.

3.2       PREPARATION AND SUBMISSION OF THE PROPOSAL.

          3.2.1 HP will furnish Company with a copy of the Request, including any terms and conditions required by Customer to be incorporated into the Prime Contract. Upon receipt of the Request, HP and Company shall agree on the format of Company's proposal and the time frame for its submission to HP, provided however, that HP cannot bind the Company to terms and conditions in the Prime Contract without the Company's prior consent.

         3.2.2 HP shall be responsible for the preparation, content, evaluation and submission to Customer of the Proposal and Prime Contract. Company will be provided with an opportunity to review the areas of the Proposal relating to the portions of the Work to be supplied by Company during the preparation of the Proposal, and Company's comments will be reviewed and taken into account by HP. Company acknowledges that HP retains ultimate control over the form and content of the Proposal.

         3.2.3 Each party shall draw up at its own cost a proposal with respect to its responsibilities detailed in Exhibit A and as required by the Request. Each party shall be solely responsible for its proposal, including the accuracy and adequacy of designs, interface and technical data, appropriate performance parameters, Work, support and all other matters proposed by it and for the completion and delivery times for the Work proposed by it in its proposal. In addition, Company will provide
                    HP with any exceptions it may have to the terms and conditions required by the Request to be incorporated into the Prime Contract. During preparation of their respective proposals, the parties shall meet regularly to review and discuss progress and resolve any issues.

          3.2.4 In the event that the Request calls for the Work of Company and HP to be compatible, the parties shall consult with one another and ensure that their respective proposals meet such requirements.

          3.2.5 Company shall submit to HP its proposal, including prices, at the agreed time and in the agreed format, in the form of an irrevocable offer valid until the latest date for acceptance of the Proposal by the Customer, or any extension thereto agreed by HP and Customer.

          3.2.6 Company shall identify in its proposal any pre-existing proprietary rights, and any reservations or restrictions pertaining thereto, involved in its Work. The Proposal shall clearly indicate any areas which the parties consider to contain pre-existing proprietary rights, and HP shall be responsible for notifying Customer of any reservations or restrictions pertaining thereto.

          3.2.7 Each party shall use reasonable commercial efforts in the preparation of a competitive Proposal and further shall engage in any other reasonable activity which shall result in the acceptance of the Proposal by Customer and the award of the contract to HP.

          3.2.8 HP shall supply a copy of the Proposal, excluding costing data and any material covered by third party confidentiality obligations, to Company no later than five (5) working days after its submission to Customer.

          3.2.9 If, after submission of the Proposal, Customer requires changes to the Proposal, HP shall co-ordinate with Company and submit any response. Company shall make available at HP's request employees empowered to make commitments in respect of the matters to be discussed.

          3.2.10 In the event Customer requires demonstrations or prototypes prior to Company's execution of a subcontract, Company will provide HP, at no charge, with the resources necessary to meet Customer's request, solely for demonstration purposes and as is commercially reasonable, without transfer of any right, title or interest.

          3.2.11 HP will notify Company as soon as reasonably possible of the receipt by HP of the written acceptance or refusal by Customer of the Proposal.

3.3       SUBCONTRACT.

          3.3.1 In the event that the Customer accepts the Proposal and approves the provision of all or part of the products and performance of all or part of the services offered by the Company, the parties will execute a mutually agreed subcontract whereby Company will provide products and services consistent with the commitments agreed upon in the Proposal. The subcontract shall include those provisions of the Prime Contract which by its terms are require to be flowed down to the Company.

          3.3.2 The subcontract shall be negotiated between HP and Company in advance of negotiation and execution of the Prime Contract with the understanding that such subcontract terms may need to be modified as a result of subsequent negotiations between HP and Customer. The parties will work in good faith to include such modifications in the subcontract.

          3.3.3 In the event a mutually acceptable subcontract cannot be negotiated and executed by the parties within a reasonable period of time, and in any event within thirty (30) days after notice of the award of the Prime Contract, HP shall have the right upon ten (10) days prior notice to Company to terminate the relationship and to make other arrangements for the performance of the Work to have been covered by the subcontract.

          3.3.4 The Company understands and agrees that HP may enter into other arrangements with other individuals or entities under which such individuals or entities would serve as subcontractor to HP for other products and/or services under the Proposal.

          3.3.5 This Agreement shall not be construed as precluding either party from selling its standard commercially available products and technology to competing bidders.

4.       INTELLECTUAL PROPERTY/TRADEMARKS

4.1 All intellectual property rights existing prior to the Effective Date of this Agreement shall belong to the party that owned such rights immediately prior to the Effective Date. Neither party shall gain by virtue of this Agreement any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other. If the parties decide to undertake any joint development pursuant to this Agreement, any such joint development shall be governed by a separate joint development agreement to be negotiated in good faith by the parties and executed prior to the commencement of any joint development efforts.

4.2 Neither party, without the express prior written consent of the other party, shall use the trademarks, service marks, proprietary words or symbols of the other party.

4.3 Nothing in this Agreement shall affect either party's right to use any trademarks, service marks or proprietary words or symbols of the other party to properly identify the goods or services of such other party to the extent otherwise permitted by applicable law or by written agreement between the parties.

5.        WARRANTY

5.1 The Sub-Contractor warrants that it has or will have the full power and authority to supply to HP for resale or sublicense to the Customer as the case may be all products, services and other assistance represented by it in the Proposal and will indemnify HP against any actions, claims, demands, liabilities, damages, costs and expenses arising out of a breach or claimed breach of this warranty or arising out of the Sub-Contractor's intentional or negligent acts or omissions under this Agreement, subject to 7.1.

5.2 The Sub-Contractor warrants that the products, services and other assistance to be provided will be as claimed in the Proposal and will be performed in accordance with its specifications whether published or not.

5.3 The Sub-Contractor warrants that each hardware, software and firmware product covered by the Agreement, is "Year 2000 Compliant". Year 2000 Compliant Products shall be able to accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the product documentation provided by the Sub-Contractor, provided that all listed or unlisted products (e.g. hardware, software, firmware) used in combination with such listed products properly exchange date data with it. If this Agreement requires that specific products must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those products as a system. The duration of this warranty and the remedies available for breach of this warranty shall be defined in, and subject to, the terms and limitations of the warranty contained in this Agreement, or of the Sub-Contractor's standard commercial warranties if no such contractual warranty exists. Nothing in this warranty shall be construed to limit any rights or remedies provided elsewhere in this Agreement with respect to matters other than Year 2000 performance, except that the period of this Year 2000 warranty shall extend through December 31, 2000, notwithstanding any other warranty period specified in this Agreement.

6.        CONFIDENTIALITY

6.1 During the term of this Agreement, either party may receive or have access to technical information, as well as information about product plans and strategies, promotions, customers and related non-technical business information which the disclosing party considers to be confidential ("Confidential Information"). In the event Confidential Information is to be disclosed, the parties shall first agree to disclose and receive such information in confidence. If then disclosed, the Confidential Information shall be marked as confidential at the time of disclosure, or if disclosed orally but stated to be confidential, shall be designated as confidential in a writing by the disclosing party summarising the Confidential Information disclosed and sent to the receiving party within 30 days after such oral disclosure.

6.2 Confidential Information may be used by the receiving party only with respect to the performance of its obligations under this Agreement or the Proposal, and only by those employees of the receiving party and its subcontractors who have a need to know such information for purposes related to this Agreement, provided that such subcontractors have signed separate agreements containing substantially similar confidentiality provisions. The parties shall not use the Confidential Information in violation of any federal or state securities laws. The receiving party shall protect the Confidential Information of the disclosing party by using the same degree of care (but not less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information, as the receiving party uses to protect its own confidential information of like nature.

6.3 The obligations stated in this Section 6 shall not apply to any information which is:

          6.3.1     Already known by the receiving party prior to disclosure.

          6.3.2     Publicly available through no fault of the receiving party.

          6.3.3 Rightfully received from a third party without a duty of confidentiality.

          6.3.4 Disclosed by the disclosing party to a third party without a duty of confidentiality on such third party.

          6.3.5 Independently developed by the receiving party prior to or independent of the disclosure.

          6.3.6 Disclosed under operation of law, provided however, that upon issuance of any court or administration order or any subpoena, the receiving party shall promptly notify the disclosing part and shall provide the disclosing party with an opportunity (if then available) to contest the proprietary of such order or subpoena (or to arrange appropriate safeguards against further disclosure by the entity seeking to compel disclosure of such Confidential Information.)

          6.3.7 Disclosed by the receiving party with the disclosing party's prior written approval.

7.        LIMITATION OF LIABILITY

7.1 EXCEPT FOR CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT OR BREACH OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES ARISING FROM ANY CLAIM OR ACTION HEREUNDER, WHETHER BASED ON CONTRACT, TORT OR OTHER LEGAL THEORY.

8.        TERM AND TERMINATION

8.1 This Agreement shall come into force on the Effective Date and shall continue (unless terminated earlier) until both parties have fulfilled all of their obligations.

8.2 This Agreement shall automatically terminate upon the happening of one of the following events, whichever shall occur first:

          8.2.1 Written notice from Customer that it is cancelling Request or Project.

          8.2.2 Written notice from Customer of award of the Prime Contract to a firm other than HP.

          8.2.3 Written notice from Customer of award stating its disapproval of the use of Company as a subcontractor or direction to select someone other than Company for the Work identified as Company's responsibility in the Proposal or otherwise.

          8.2.4 Execution of a subcontract by and between the parties for performance of portions of the Project.

          8.2.5 The expiration of a 12-month period from the date of this Agreement; provided however, this Agreement may be extended for one additional year by mutual agreement of the parties to extend the Agreement.

          8.2.6 The insolvency, bankruptcy, reorganization under the bankruptcy laws, or assignment for the benefit of creditors of either party.

          8.2.7 Notice by HP that it is terminating the Agreement pursuant to Section 3.3.3 above.

          8.2.8 Mutual agreement of the parties to terminate the Agreement.

8.3 Either party may terminate this Agreement if the other party is in material breach of any of its obligations under this Agreement and fails to remedy the breach for a period of thirty (30) days after a written notice by the other party which specifies the material breach.

9.        INDEMNITY

9.1 The employees of each party shall obey all rules and regulations of the other party while on the premises of the other party or the Customer, provided the party's employees have been informed of such rules and regulations.

9.2 Each party shall indemnify and hold harmless the other from and against all claims for:

          9.2.1 Damage to, or loss of use of, the property of third parties to the extent that such damage is caused by the negligent act or omission of the indemnifying party's employees in connection with the performance under this Agreement; and

          9.2.2 Injury or death of any person, to the extent that such injury or death is caused by the negligent act or omission of the indemnifying party's employees in connection with the performance under this Agreement.

10.       MISCELLANEOUS

10.1 NO PUBLICITY. Neither party shall publicize or disclose to any third party without the consent of the other party, either the terms of this Agreement or the fact of its existence and execution, except as may be necessary to comply with other obligations stated in this Agreement or as required by law or regulation.

10.2 NO JOINT VENTURE. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the parties hereto, nor shall either party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other.

10.3 NO ASSIGNMENT. Except as provided in 2.3, neither party may assign any rights or obligations under this Agreement without the prior written consent of the other party.

10.4 FORCE MAJEURE. Neither party will be liable for performance delays or for non-performance due to causes beyond its reasonable control.

10.5 NOTICES. Any notice pursuant to this Agreement shall be given in writing and shall be deemed to have been properly given when personally delivered or mailed by certified or registered mail, postage pre-paid, addressed as follows:

          Company        :    HEWLETT-PACKARD SINGAPORE (SALES) PTE LTD

          Representative :    Rick Ng (Project Manager)

                              Hewlett Packard Consulting

          Company        :    Paul Devermann
          Representative :    ImageWare Software, Inc.

10.6 WAIVER. Either party's failure to exercise any of its rights under this Agreement shall not constitute or be deemed to constitute a waiver or forfeiture of such rights.

10.7 SEVERABILITY. If any term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

10.8 EXHIBITS. The following document is attached hereto as an exhibit, the terms of which are incorporated by reference in their entirety:
          Exhibit A Work to be Provided by the Parties.

10.9 PRECEDENCE. In the event of conflict between the provisions of this Agreement and any attached Exhibit, the provisions of this Agreement shall to the extent of such conflict take precedence.

10.10 SURVIVAL OF PROVISIONS. Notwithstanding any other provisions of this Agreement, the provisions of paragraphs 5, 6, 7, 9, 10.1,
          10.12 shall expressly survive the termination of this Agreement.


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10.11     ENTIRE AGREEMENT.  This Agreement and its exhibits constitute the entire agreement between HP and Company, and supersede any previous or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement. The terms and conditions of this Agreement may not be changed except by an amendment signed by an authorized representative of each party.

10.12 APPLICABLE LAW. This Agreement is made under and shall be construed in accordance with the law of the Republic of Singapore. The courts of Singapore have non-exclusive jurisdiction.

10.13 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force which rules are deemed to be incorporated by reference into this clause.

[10.14 This Agreement may be executed in counterparts and by fascimile signature. Each counterpart, including a signature page executed by the parties, shall be an original counterpart of the Agreement, but all such counterparts shall constitute one instrument.]

Agreed under seal, as of the date set forth above.

SIGNED FOR AND ON BEHALF OF              SIGNED FOR AND ON BEHALF OF

HEWLETT-PACKARD SINGAPORE                COMPANY
(SALES) PTE LTD


By:    /s/ Alwi Hafiz                    By:    /s/ Paul Devermann
       ------------------------------           -------------------------
Name:  Mr. Alwi Hafiz                    Name:  Paul Devermann
       ------------------------------           -------------------------
Title: Country Manager, HP Consulting    Title: Vice President
       ------------------------------           -------------------------
Date:  30th April 1999                   Date:  April 19, 1999
       ------------------------------           -------------------------

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EXHIBIT A

                     WORK TO BE PROVIDED BY THE PARTIES

Project CPIDS's key objective is to use the facial recognition technology for the purpose of criminal investigation.

HP and Company will work together to submit a proposal of a facial recognition technology based system to meet the Customer's requirements.

Company will be regarded as the solution and technology expert for facial recognition solution, and will supply its facial recognition products/components, with customized work to be performed by the Company. These items must be integrated into the complete system to ensure a seamless integrated solution. As the solution provider, the Company will provide the necessary professional services to maximize the use of the facial recognition technology.

Requirements for facial recognition will include 1-1 matching and 1-n matching of a) scanned photo vs facial database and b) graphically constructed facial image vs facial database. The facial database will be constructed from either scanned photo or image captured using digital cameras.

Company will provide, either directly or through its relations with its other partners, the expertise to incorporate value added components such as graphics software for digitally constructing a photo-realistic facial image. Photo aging is highly desirable. This is to replace the manual process of photo-fitting. The constructed image will be submitted to the system for facial recognition.

Company will work together with HP on the necessary components to enable the database conversion (or construction) from card-based records to the proposed system database.

Company will be the key contributor in a likely system benchmark to verify the facial recognition accuracy. Company will be responsible for ensuring that the system achieves the proposed facial recognition accuracy.

Company will work with HP in devising the appropriate system management solution, using HP OpenView.

All components must be able to be integrated into a 3-tier client/server web-based architecture. Expected operating systems for the facial recognition engine is HP-UX 11 and/or WinNT 4.0. Expected client and application server operating system is WinNT 4.0.

Please note, Unix will require a customized port of the technology. NT is no problem today.